EX-99.(d)(ix)

AMENDED

SCHEDULE A

TO THE

SUBADVISORY AGREEMENT

BETWEEN

CARILLON TOWER ADVISERS, INC.

AND

SCOUT INVESTMENTS, INC.

Scout Investments, Inc. (“Subadviser”) shall provide investment sub-advisory services to each of the Portfolios listed below pursuant to the Subadvisory Agreement between Carillon Tower Advisers, Inc. (the “Manager”) and Subadviser.

As compensation pursuant to section 4 of the Subadvisory Agreement, the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of each Portfolio’s average daily net assets under management by the Subadviser:

Carillon Series Trust - Carillon Reams Core Bond Fund:

Average Daily Net Assets	Subadvisory Fee as % of Average Daily Net Assets
All Assets	0.40%

Carillon Series Trust - Carillon Reams Core Plus Bond Fund:

Average Daily Net Assets	Subadvisory Fee as % of Average Daily Net Assets
All Assets	0.40%

Carillon Series Trust - Carillon Scout Mid Cap Fund:

Average Daily Net Assets	Subadvisory Fee as % of Average Daily Net Assets
First $1 billion	0.80%
Next $500 billion	0.70%

Carillon Series Trust - Carillon Scout Small Cap Fund:

Average Daily Net Assets	Subadvisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Next $500 million	0.55%
Over $1 billion	0.50%

Carillon Series Trust - Carillon Reams Unconstrained Bond Fund:

Average Daily Net Assets	Subadvisory Fee as % of Average Daily Net Assets
First $3 billion	0.60%
Over $3 billion	0.55%

Dated: March 1, 2022